EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines Announces Closing of Financing Transactions

ATLANTA, Dec. 1, 2004 – Delta Air Lines (NYSE: DAL) today said it has completed previously announced agreements with GE Commercial Finance and American Express Travel Related Services Company, Inc. (Amex) to obtain approximately $1.1 billion in financing. Concurrent with entering into these definitive agreements, Delta borrowed a total of $830 million. Additional information about these transactions follows.

GE Commercial Finance Agreements

            On Nov. 1, 2004, Delta announced that it had entered into a commitment letter with GE Commercial Finance to obtain $500 million of financing (GE Commercial Finance Facility). The parties recently agreed to increase the GE Commercial Finance Facility to $630 million. As previously reported, the intermediate and long‑term securities tendered in Delta’s now completed debt exchange offer did not satisfy the minimum tender condition for that transaction, and Delta obtained the increase in the GE Commercial Finance Facility by using certain collateral originally reserved for the exchange of those securities.

            Delta today borrowed a total of $580 million under the GE Commercial Finance Facility. This includes $330 million under a senior secured term loan (Term Loan) and $250 million under a $300 million senior secured revolving credit facility (Credit Facility). The Credit Facility is subject to a $50 million reserve.

            The Term Loan is payable in 12 equal monthly installments beginning on Jan. 1, 2007, with the final installment due Dec. 1, 2007. The Credit Facility matures on Dec. 1, 2007.

            The Term Loan and the Credit Facility are secured by substantially all of Delta’s remaining unencumbered assets, including a substantial portion of its accounts receivable. These agreements contain covenants which require Delta to maintain specified levels of unrestricted cash and cash equivalents, to achieve certain levels of EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) and to not exceed specified levels of capital expenditures. The covenants also, among other things, include substantial restrictions on Delta’s ability to incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock.

- more -

Amex Agreement

            On Oct. 25, 2004, Delta announced it had entered into a commitment letter with Amex to obtain up to $600 million of financing, with $500 million of this amount being in the form of a prepayment of SkyMiles (Amex Facility) and up to $100 million being in the form of participating in loans under the GE Commercial Finance Facility.

            Delta today received $250 million under the Amex Facility. Subject to certain conditions, the remaining $250 million prepayment of SkyMiles will be made on a date specified by Delta that is on or after Mar. 1, 2005.

            The SkyMiles prepayments will be credited in equal monthly installments toward SkyMiles purchases to be made by Amex during the 24-month period beginning with December 2005. Amex’s right to recover the prepayments is secured on a senior basis by Delta’s right to payment for purchased SkyMiles and related assets, and on a junior basis by the collateral securing the GE Commercial Finance Facility.

            The Amex Facility contains affirmative and negative covenants substantially the same as those in the GE Commercial Finance Facility.

Additional Information

            Additional information regarding the GE Commercial Finance and Amex Facilities will be included in a Current Report on Form 8-K that Delta will file with the Securities and Exchange Commission.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended Sept. 30, 2004 filed with the Commission on Nov. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Dec. 1, 2004, and which Delta has no current intention to update.

# # #

1204/376-ALB
Closing Financial